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[AMERICAN BIO MEDICA LOGO]


Contact:                                                            Exhibit 99.1
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Stan Cipkowski                                    Tel: (800) 227-1243
CEO & Chairman of the Board                       Fax: (518) 758-8171
Melissa Decker                                    Email: abmc@taconic.net
Mgr. Inv. Relations & Corp. Communications        Web: www.americanbiomedica.com




FOR IMMEDIATE RELEASE:
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                   AMERICAN BIO MEDICA WINS FRIEDENBERG APPEAL


KINDERHOOK, NY - SEPTEMBER 16, 1999: American Bio Medica Corp. (NASDAQ: ABMC) announced today that its successful appeal to the Court of Special Appeals of Maryland resulted in the reversal of a 1998 decision by a trial court judge to award the Robert Friedenberg estate 5,907,514 common shares of ABMC stock.

The Court agreed that the trial judge erred in awarding the ABMC shares to Friedenberg's estate. The Company explained that Friedenberg was to receive the shares from ABMC in exchange for providing to American Bio Medica certain technology, which he never delivered. A jury earlier decided in the Company's favor on claims of breach of contract and fraud. Thus, the Company refused to issue stock to Friedenberg.

"Needless to say, we are very excited to report the court's decision and pleased to have the appeal finally behind us," stated ABMC Chairman and CEO Stan Cipkowski. "The positive results of this outcome are clear: our litigation risk is reduced substantially and our bottom line will be impacted positively."

American Bio Medica Corporation develops, manufactures, and markets inexpensive, accurate, on-site drugs of abuse diagnostic kits and support services worldwide. The Company's global distributors target the workplace, clinical, rehabilitation, physicians, corrections, and educational markets. ABMC's Rapid Drug Screen(TM) is proven to correlate 100% with the standard laboratory screening test.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risk and uncertainties, including without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, intellectual property rights, and other risks detailed from time to time in the Company's periodic report filed with the Securities and Exchange Commission.


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